Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: OCTOBER 25, 2012		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2012, AND
DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, OH; October 25, 2012 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•	reported first quarter net sales of $74,719,000, an increase of 14% as compared to $65,495,000 in the same period of the prior fiscal year;

•
reported first quarter net income of $1,830,000 or $0.08 per share, increases of 38% and 60%, respectively, as compared to $1,324,000 or $0.05 per share for the same period of the prior fiscal year; and

•	declared a regular quarterly cash dividend of $0.06 per share payable November 13, 2012 to shareholders of record November 6, 2012.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended September 30
	2012	2011	% Change
Net Sales	$74,719	$65,495	14%

Operating Income	$3,027	$2,178	39%

Net Income	$1,830	$1,324	38%

Earnings Per Share (diluted)	$0.08	$0.05	60%

	9/30/12		6/30/12
Working Capital		$84,719		$83,702
Total Assets		$179,520		$175,226
Long-Term Debt	$	nil	$	nil
Shareholders’ Equity		$150,226		$149,368

LSI Industries Inc. First Quarter 2013 Results
October 25, 2012

First Quarter Fiscal 2013 Results

Net sales in the first quarter of fiscal 2013 were $74,719,000, an increase of 14% as compared to last year’s first quarter net sales of $65,495,000.  Lighting Segment net sales increased 13.5% to $55,791,000 with sales to national accounts and niche markets increasing 17.0%, sales to the Commercial / Industrial lighting market decreasing 7.2%, sales of $4,273,000 related to LED video screens increasing significantly, and lighting sales to the international markets of $3,740,000 increasing 22.1%.  In the other reportable business segments, Graphics Segment net sales increased 2.5% to $10,745,000, Electronic Components Segment net sales increased 30.7% to $5,754,000 and net sales of the All Other Category increased 69.6% to $2,429,000.  The Company’s first quarter net sales to the Petroleum / Convenience Store market were approximately $19.7 million, representing a $2.8 million or 17.3% increase over the same period of the prior year.  Fiscal 2013 first quarter net income of $1,830,000, or $0.08 per share, increased 38.2% and 60%, respectively, as compared to fiscal 2012 first quarter net income of $1,324,000, or $0.05 per share.  Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at September 30, 2012 included current assets of $111.3 million, current liabilities of $26.6 million and working capital of $84.7 million, which includes cash of $15.9 million.  The current ratio was 4.2 to 1.  The Company has shareholders’ equity of $150.2 million, no long-term debt, and has borrowing capacity on its commercial bank facilities as of September 30, 2012 of $35 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $35 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions, if any.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.06 per share payable November 13, 2012 to shareholders of record as of November 6, 2012.  The indicated annual cash dividend rate for fiscal 2013 is $0.24 per share.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions, if any.

Company Comments

Robert J. Ready, Chief Executive Officer, commented "The fiscal year is off to a respectable start with first quarter net sales, operating income, net income, and diluted earnings per share up significantly over the same period of the prior year.  Our focus on introducing and promoting energy-efficient solid-state LED lighting products continues to drive sales growth.  Approximately 35% of the Lighting Segment net sales during the first quarter were solid-state LED lighting products.  Our recently installed electronic scoreboard for the University of Arkansas (the second largest dedicated collegiate football stadium scoreboard and video screen in the United States) represented an additional $4.2 million of LED product net sales for the Lighting Segment, and received strong favorable reviews from our customer and their specifying consultant.  We plan to do more in this marketplace.  The Graphics business was improved during the quarter and this business segment is expected to gain strength during the remainder of the fiscal year.  We are now involving the sales team of recently acquired Virticus in customer presentations to offer wireless controls and communication.  This is an important technology capability to have in addressing both new installations and the energy focused retrofit business of either LED lighting or traditional lighting.  We continue to maintain a strong and debt-free balance sheet.  As earnings increase, we will give consideration to increasing our regular cash dividend rate.

"We cordially invite you to attend our Annual Shareholders' Meeting which will be held at our Corporate headquarters on November 15th at 10:00 a.m.  We will have some exciting new products and technologies to introduce and demonstrate."

LSI Industries Inc. First Quarter 2013 Results
October 25, 2012

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net income for the three months ended September 30, 2011.  Adjusted net income and earnings per share, which excludes the impact of a goodwill impairment, are non-GAAP financial measures.  We believe that it is useful as a supplemental measure in assessing the operating performance of our business.  This measure is used by our management, including our chief operating decision maker, to evaluate business results.  We exclude this non-recurring item because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of this non-GAAP measurement to the net income reported for the period indicated.

(in thousands, except per share data; unaudited)

	First Quarter
	FY 2013	Diluted EPS	FY 2012	Diluted EPS
Reconciliation of net income to adjusted net income:

Net income as reported	$1,830	$0.08	$1,324	$0.05

Adjustment for goodwill impairment, Inclusive of the income tax effect	--	--	258	0.01

Adjusted net income and earnings per share	$1,830	$0.08	$1,582	$0.06

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected

LSI Industries Inc. First Quarter 2013 Results
October 25, 2012

difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, and the results of asset impairment assessments.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

Leadership.  Strength.  Innovation.  Those are the key values behind the smart vision upon which LSI Industries Inc. was founded when established in 1976.  Today LSI demonstrates this in our dedication to advancing technology throughout all aspects of our business. We are a vertically integrated manufacturer who combines integrated technology, design and manufacturing to produce the most efficient, high quality products possible.  Everything we build is done right here in one of our US plants.

We are committed to advancing solid-state technology to make affordable, high performance, energy efficient lighting and custom graphic products that bring value to our customers.  We have a vast offering of innovative solutions for virtually any lighting or graphics application.  In addition, we can provide sophisticated lighting and energy management control solutions to help customers manage their energy performance.  Further, we can provide design support, engineering, installation and project management for custom graphics rollout programs for today’s retail environment.

LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North America, Latin America, Australia, New Zealand, Asia, Europe and the Middle East.  Our major markets include the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, Kansas, Kentucky, New York, North Carolina, Oregon, Rhode Island, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. First Quarter 2013 Results
October 25, 2012

Condensed Consolidated Statements of Income

(in thousands, except per
share data; unaudited)

	Three Months Ended September 30
	2012	2011
Net sales	$74,719	$65,495

Cost of products and services sold	56,848	50,031

Gross profit	17,871	15,464

Selling and administrative expenses	14,844	13,286

Operating income	3,027	2,178

Interest expense, net	20	40

Income before income taxes	3,007	2,138

Income tax expense	1,177	814

Net income	$1,830	$1,324

Income per common share
Basic	$0.08	$0.05
Diluted	$0.08	$0.05

Weighted average common shares outstanding
Basic	24,304	24,294
Diluted	24,373	24,360

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 30, 2012	June 30, 2012
Current Assets	$111,332	$106,623
Property, Plant and Equipment, net	42,682	42,526
Other Assets	25,506	26,077
	$179,520	$175,226

Current Liabilities	$26,613	$22,921
Long-Term Debt	--	--
Other Long-Term Liabilities	2,681	2,937
Shareholders’ Equity	150,226	149,368
	$179,520	$175,226